SOURCE:  Advantage Marketing Systems, Inc.

CONTACT: Suzanne Smith
         405/419-4955

                      Advantage Marketing Systems Announces
                 Year-End Financial Results and 2004 Projection

Financial Guidance: 2004 Q1 earnings projection: $.01-.02/share and Full Year earnings projection: $.10-.30/share

OKLAHOMA CITY, OK, March 25, 2004 -- Advantage  Marketing Systems,  Inc., (Amex:
AMM - news), today announced net sales of $18.5 million for the year ended December 31, 2003 compared to sales of $22.3 million for the year ended December 31, 2002, a 17.1 percent decrease.

Net loss for 2003 was $2.6 million,  or $(0.57) per common  (diluted)  share, on
4.5 million shares outstanding, compared to net loss of $3.2 million, or $(0.73) per common (diluted) share, on 4.4 million shares outstanding in the year 2002. The loss marks the completion of the 2003 restructuring year and the beginning of the business execution for 2004, which started with the completion of our warrant redemption in January and the initiation of our customer acquisition program on March 6, 2004. The March first month goal for the acquisition program was 1,500 new customer signups. As of March 24, the first month goal has been surpassed with a total of over 2,000 new customer signups.

Cash and cash equivalents at December 31, 2003 totaled $2,309,281 compared to $1,207,299 at December 31, 2002. The quick ratio of assets to liabilities was 3:1, compared to 3:2 at December 31, 2002, while shareholders' equity at December 31, 2003 was $8.3 million.

A substantial improvement is expected in 2004 with net sales projected for the year of $23.5 million. Earnings for the first quarter are expected to be $.01- $.02 cents per share with annual earnings in the $.10-$.30 cents per share range.

"With the restructuring complete, a virtually debt free balance sheet and a strong cash position, we are clearly focused on 2004 sales execution," said AMS President David D'Arcangelo. "With a base of over 16,000 customers and associates on monthly product auto ship averaging $61 per order, our goal is to expand the success of our new customer acquisition program, which produced 2,000 new customers in the first 18 days, and continue to execute delivering profitability in the first quarter and the year 2004."

Advantage Marketing Systems, Inc., sells more than 75 natural nutritional supplements, weight management products, and natural skincare and cosmetics, including the world's number-one all-natural human performance enhancer, Prime One and the weight loss products which the company to date has sold over 500 million servings through AMS independent associates across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.

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Certain statements in this release may constitute  "forward-looking  statements"
within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.